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    EXHIBIT 23.2      Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Protein Design Labs, Inc. for the registration of $150,000,000 principal amount of 5.5% Convertible Subordinated Notes Due February 15, 2007 and the 993,377 shares of Common Stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated February 1, 2000 with respect to the consolidated financial statements of Protein Design Lab, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                          /S/ ERNST & YOUNG LLP

Palo Alto, California

May 9, 2000